As filed with the Securities and Exchange Commission on November 2, 2012

Registration No. 333- 170524

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2579751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9158 Eton Avenue

Chatsworth, CA 91311

(818) 709-1244

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cesar Garcia

Chief Executive Officer

IRIS International, Inc.

9158 Eton Avenue

Chatsworth, CA 91311

(818) 709-1244

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Daniel Wolf, Esq.

David B. Feirstein, Esq.

Kirkland & Ellis, LLP

601 Lexington Avenue

New York, New York 10022

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-170524), which was filed by IRIS International, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on November 10, 2010, as amended on November 22, 2010 (the “Prior Registration Statement”). The Prior Registration Statement related to the registration of an indeterminate amount of debt securities, common stock and preferred stock having an aggregate initial offering price not to exceed $125,000,000.

Effective as of October 31, 2012, pursuant to an Agreement and Plan of Merger, dated as of September 17, 2012, by and among Danaher Corporation, a Delaware corporation (“Danaher”), Daphne Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Danaher (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger as an indirect wholly-owned subsidiary of Danaher.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statement. In accordance with an undertaking made by the Registrant in the Prior Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities registered but not sold under the Prior Registration Statement as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IRIS International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on November 2, 2012.

IRIS INTERNATIONAL, INC. (Registrant)

By:	/s/ César M. García
Name:	César M. García
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Prior Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel L. Comas	Director	November 2, 2012
Daniel L. Comas

/s/ Robert S. Lutz	Director	November 2, 2012
Robert S. Lutz

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